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UJB FINANCIAL CORP.                                                                     Exhibit (28)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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									                                                                   	Nine Months Ended
										                                                                      September 30,
									                                                                    -----------------------
									                                                                      1994        1993
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
 OPERATING ACTIVITIES
   Net income                                                              $    95,827 $    57,758
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate                          64,426      99,946
       Depreciation, amortization and accretion                                 23,667      19,679
       Restructuring charges                                                         -      21,500
       Gains on sales of investment and trading account securities              (2,368)     (8,121)
       Gains on sales of mortgages held for sale                                  (440)     (2,798)
       Gains on the sales of other real estate owned                              (483)       (720)
       Proceeds from the sales of other real estate owned                       27,355      38,192
       Proceeds from the sales of mortgages held for sale                      134,651     232,208
       Originations of mortgages held for sale                                (108,177)   (223,694)
       Net decrease (increase) in trading account securities                    11,815      (9,863)
       Increase in accrued interest receivable and other assets                (67,853)    (68,038)
       Increase in accrued interest payable, accrued
	 expenses and other liabilities                                                 30,694      59,505
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	 NET CASH PROVIDED BY OPERATING ACTIVITIES                                     209,114     215,554
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 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                            837,588     712,814
   Purchases of investment securities                                        (1,601,235) (1,111,927)
   Purchases of investment securities available for sale                       (121,594)   (316,303)
   Proceeds from maturities of investment securities available for sale         256,557     131,077
   Proceeds from the sales of investment securities available for sale            5,109     337,000
   Net decrease (increase) in interest bearing deposits with banks                1,118      (5,170)
   Proceeds from the sales of loans                                                   -      84,836
   Net increase in loans                                                       (969,219)   (137,194)
   Purchases of premises and equipment, net                                     (10,588)    (10,074)
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	 NET CASH USED IN INVESTING ACTIVITIES                                      (1,602,264)   (314,941)
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 FINANCING ACTIVITIES
   Net increase in demand and savings deposits                                  270,843     105,794
   Net increase (decrease) in time deposits                                     144,993    (493,523)
   Net increase in short-term borrowings                                      1,220,492     123,865
   Principal payments on long-term debt                                          (5,582)    (22,849)
   Proceeds from the issuance of long-term debt                                   1,040      20,000
   Dividends paid                                                               (35,068)    (25,916)
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                          11,524      11,527
  Adjustment for pooling of a company with a different fiscal year end            2,112           -
   Other, net                                                                    (3,430)       (445)
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	 NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                            1,606,924    (281,547)
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 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               213,774    (380,934)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               824,674   1,126,703
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 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $ 1,038,448 $   745,769
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SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $   238,623 $   257,561
     Income tax payments                                                        43,054      19,617
Noncash investing activities:
    Loans made in conjunction with the sale of  other real estate owned          7,939      13,421
    Transfer of loans to other real estate                                      32,905      42,305
    Transfer of investment securities available for sale
      to investment securities                                                 707,808      70,788
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